Exhibit 99.1

FOR IMMEDIATE RELEASE

May 29, 2024	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS ANNOUNCES THE PURCHASE
OF THE GOOD TIMES LOCATION IN PARKER, COLORADO

(GOLDEN, CO) Good Times Drive Thru Inc., a subsidiary of Good Times Restaurants Inc. (NASDAQ: GTIM), today announced that on May 22, 2024, it completed its acquisition of the Good Times Burgers & Frozen Custard location in Parker, Colorado from a franchisee.

The restaurant’s parking lot has been resurfaced and restriped, and over the next few months the Company intends to install its digital menu package and point-of-sale system, new signage and updated landscaping. Additionally, the exterior upgrades will include the installation of new awnings, patio umbrellas, lighting and fresh paint.

Ryan Zink, the Company’s President said, “On the first day of operations, we expanded operating hours and over the next few months, we expect to complete our refresh of the restaurant. We are excited to continue what our long-time franchisee John Felton built in Parker. John has been a great partner for many years and has formed strong relationships with his guests. We wish him the very best, and know he will enjoy every moment of this next phase of life.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc., through its wholly owned subsidiaries, owns, operates and franchises 31 Good Times Burgers & Frozen Custard restaurants primarily in Colorado. Good Times is a regional quick-service concept featuring 100% all-natural burgers and chicken sandwiches, signature wild fries, green chili breakfast burritos and fresh frozen custard desserts. The Company also owns, operates and licenses 41 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft beers in a high-energy atmosphere that appeals to a broad consumer base.

GOOD TIMES RESTAURANTS INC CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440